Exhibit 99.1

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Enters into Agreement to Sell ExpressJet Airlines

ST. GEORGE, UTAH, December 18, 2018 — SkyWest, Inc. (NASDAQ: SKYW) today announced that it is has entered into definitive agreements to sell ExpressJet Airlines, Inc. (“ExpressJet”) to ManaAir, LLC, a company in which United owns a minority interest. The transaction is expected to close in early 2019, subject to customary closing conditions.

Consideration for the transaction includes approximately $70 million in cash for the majority of the assets and the assumption of liabilities of ExpressJet, subject to a working capital adjustment. The ExpressJet assets excluded from the transaction will be utilized or liquidated by SkyWest. The expected realizable value to SkyWest of the remaining inventory is estimated to approximate the value of the working capital adjustment. SkyWest will retain ownership of the CRJ aircraft currently in service at ExpressJet.

The transaction also includes certain protections around existing SkyWest Airlines flying, as well as priority position to add 25 new dual-cabin aircraft with United should those opportunities arise. As part of the transaction, SkyWest has also agreed to lease 20 CRJ200s to ExpressJet for up to five years.

“Today’s announcement provides further clarity and focus for the future,” said Chip Childs, SkyWest, Inc. President and Chief Executive Officer. “We want to thank the employees of ExpressJet for their valued contributions and we look forward to continuing to strengthen our partnership with United.”

About SkyWest

Based in St. George, Utah, SkyWest, Inc. is the holding company for two scheduled passenger airline operations and an aircraft leasing company with more than 17,000 employees. SkyWest’s airline companies provide commercial air service in cities throughout North America with more than 2,500 daily flights carrying approximately 50 million passengers annually. SkyWest Airlines operates through partnerships with United Airlines (“United”), Delta Air Lines (“Delta”), American Airlines (“American”) and Alaska Airlines. ExpressJet Airlines operates through partnerships with United and American. This press release and additional information regarding SkyWest can be accessed at inc.skywest.com.

Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts,” “expects,” “intends,” “believes,” “anticipates,” “estimates”, “should,” “likely” and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about the expected terms, timing and benefits related to the ExpressJet transaction, SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statement. Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines or ExpressJet, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release including the risk that the ExpressJet transaction may not close on the terms or timing described herein, or at all. Additional risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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